Rand Logistics, Inc.

RAND APPOINTS ADDITIONAL INDEPENDENT DIRECTOR AND
 LEAD INDEPENDENT DIRECTOR

New York, NY - April 23, 2013 – Rand Logistics, Inc. (Nasdaq:RLOG) (“Rand”) today announced that John Binion, most recently the Chief Operating Officer and Executive Vice President of United Maritime Group, has been appointed to Rand’s Board of Directors.  Rand also announced that Michael Lundin, who has served as an independent director of Rand since April 2008, has been appointed Lead Independent Director of Rand’s Board of Directors.

Laurence Levy, Chairman and Chief Executive Officer of Rand commented, "We are delighted to welcome John to our Board. As COO and EVP of United Maritime, John was integrally involved in all aspects of this leading provider of dry bulk logistics solutions, which included operating the largest Jones Act compliant coastwise fleet of dry-bulk carriers and self-unloading vessels, as measured by dead weight tons. We believe that John’s shipping and logistics background, coupled with his financial expertise and business acumen will be additive to our Company.”

“We are also very pleased that Mike has assumed the important role of Lead Independent Director. Mike has been an invaluable contributor to Rand and we believe that he will serve our shareholders very effectively in this role.  The Board believes that the appointment of a Lead Independent Director strengthens our corporate governance functions and will provide an additional measure of balance to the Board’s oversight responsibilities.”

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 8, 2012.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

CONTACT: COUNSEL: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com